QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

[Letterhead of Goldman, Sachs & Co.]

March 9, 2011

Board of Directors
Universal American Corp.
Universal American Spin Corp.
Six International Drive, Suite190
Rye Brook, New York 10573

Re:	Initially Filed Registration Statement on Form S-4 Universal American Spin Corp., filed on March 9, 2011

Ladies and Gentlemen:

        Reference is made to our opinion letter, dated December 30, 2010 (the "Opinion Letter"), with respect to the fairness from a financial point of view to the holders (other than CVS Caremark Corporation ("Parent") and its affiliates) of the outstanding common shares of common stock, par value $0.01 per share, of Universal American Corp. (the "Company") of the Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of December 30, 2010, by and among Parent, Ulysses Merger Sub, L.L.C., and the Company.

        The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

        In that regard, we hereby consent to the reference to our opinion in the "Summary", "Background of the Merger", "UAM's Reasons for, and Purposes of, the Merger; Recommendation of the UAM Board" and "Opinion of UAM's Financial Advisor" sections of the above-referenced Registration Statement and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ GOLDMAN, SACHS & CO. (GOLDMAN, SACHS & CO.)

QuickLinks

  Exhibit 99.2